UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 5, 2007

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cleveland-Cliffs Inc published a News Release on March 5, 2007 as follows:

Cleveland-Cliffs Closes on Transaction to Acquire 30% Interest in Brazilian Mine Project

Cleveland, OH—March 5, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced that it has completed the previously announced transaction to acquire a 30 percent interest in the Amapá Mine, a Brazilian iron ore project.
Cliffs purchased 100 percent of the shares of Centennial Asset Mining Fund LLC, an affiliate of MMX Mineração e Metálicos SA ("MMX"), whereby it acquired 30 percent of the Amapá Project. Cliffs purchased the shares of Centennial Amapá for $133 million. The all-cash transaction was financed with cash on hand.
It is currently estimated that $350 million of additional capital will be required for the project to become fully operational, which will include approximately $250 million of project-level debt financing. Cliffs will be responsible for its 30 percent pro-rata share of equity capital. These funds will be used to procure mining equipment, construct an ore beneficiation plant and update rail and port infrastructure to support the project.

Cleveland-Cliffs President and Chief Executive Officer Joseph A. Carrabba said, "We are pleased to close this transaction, which marks Cliffs’ initial Latin American endeavor, and look forward to contributing to its long-term success.

"The project will employ its own management team, with Cliffs providing technical and administrative services, pursuant to a technical services agreement. Oversight of Cliffs’ interest in this project, as well as other potential opportunities in the region, will be coordinated from Cliffs’ newly opened office in Rio de Janeiro, Brazil," he concluded.

The Amapá Project includes a significant iron ore deposit and a 192 kilometer railway connecting the mine location to an existing port facility and 71 hectares of real estate on the banks of the Amazon River, reserved for a loading terminal. Annual production capacity is anticipated to be approximately 6.5 million tonnes of iron ore concentrate. Iron ore concentrate is expected to be sold, pursuant to a long-term supply agreement, to Gulf Industrial Investment Co., owner-operator of an iron oxide pelletizing plant in the Kingdom of Bahrain. Production is expected to begin in late 2007.

To be added to Cleveland-Cliffs’ e-mail distribution list, please use the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, an iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: ability of the Amapá Project to achieve projected levels of production, delays in the start of production of the Amapá Project beyond late 2007, changes in global demand for iron ore by integrated steel producers due to changes in steel utilization rates, consolidation and rationalization, operational factors, and electric furnace production; availability of capital equipment and component parts; availability of float capacity; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com .

SOURCE: Cleveland-Cliffs Inc
CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

March 8, 2007	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary